NEOGEN CORPORATION

RESTRICTED STOCK UNIT AWARD AGREEMENT

Participant Name:

Grant Date:

RSUs Granted: [●]1

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”), dated as of the “Grant Date” set forth above, is entered into by and between Neogen Corporation, a Michigan corporation (the “Company”), and Jeremy Yarwood (the “Participant”). Capitalized terms have the meanings set forth in this Agreement.

1.
RSU Award. The Company hereby grants the Participant an award (the “Award”) of the number of restricted stock units (“RSUs”) set forth above. Each RSU represents the right to receive, upon vesting and the satisfaction of any required tax withholding obligation, one share of common stock, par value $0.16, of the Company (“Shares”).
2.
Period of Restriction. The “Period of Restriction” shall terminate as to 50% of the RSUs on the one (1) year anniversary of the Grant Date and as to 100% of the RSUs on the two (2) year anniversary of the Grant Date.
3.
Termination of Service. Except as otherwise expressly provided in this Agreement or in a severance agreement between the Company and the Participant, if the Participant’s employment or service with the Company is terminated before the termination of the Period of Restriction of a RSU, the following rules shall apply:
(i)
Generally. Except as set forth in subparagraphs (ii) and (iii) below, any RSU as to which the Period of Restriction has not terminated as of the Participant’s termination of employment or service, as applicable, shall terminate and be forfeited.
(ii)
Termination due to Retirement. Provided that the Participant’s employment is terminated due to Participant’s “Retirement,” either as defined in the Neogen Corporation 2023 Omnibus Incentive Plan, as may be amended from time to time (the “Plan”) or a combination of age (minimum fifty-five (55)) and service equals at least seventy-two (72), RSUs that were granted at least one (1) year prior to the last date of employment will accelerate and vest upon the last date of employment. Any RSUs granted less than one (1) year prior to the last date of employment will be forfeited.
(iii)
Termination upon Death or Disability. If the Participant’s employment or service, as applicable, is terminated due to the Participant’s death or Disability (as defined in the Plan), then to the extent and only to the extent that the Period of Restriction as to any installment of RSUs was scheduled to terminate within one year of the date of the Participant’s termination of employment or service due to death or Disability, then such Period of Restriction shall terminate as of the date of termination of employment or service due to death or Disability.

1 Note to Draft: RSUs awarded should have a current fair market value of $200,000

4.
Issuance of Shares. As soon as practicable after the applicable Period of Restriction terminates, the Company, via the equity compensation management platform used by the Company at the applicable time, will issue the Shares to the Participant for such RSUs as to which the Period of Restriction has terminated, upon satisfaction of any required tax withholding obligation. No fractional Shares will be issued.
5.
Change in Control. In the event of a Change in Control or immediately prior to a Change in Control of the Company, if the outstanding RSUs awarded pursuant to this Agreement are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Company’s Board of Directors, the Committee, in its sole discretion, may take such actions as it deems appropriate to provide for the acceleration of the vesting in connection with such Change in Control of any or all of the outstanding RSUs pursuant to this Agreement upon such conditions and to such extent as the Committee shall determine. For purposes of this Agreement, “Change in Control” shall have the meaning assigned to it in the Plan.
6.
Taxation. The Participant is responsible for payment of all taxes on the Award. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with the Award, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant make arrangements satisfactory to the Company for payment of all such taxes required to be withheld.
7.
Transferability. The RSUs granted hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the termination of the applicable Period of Restriction. All rights with respect to the RSUs granted to the Participant shall be exercisable during his or her lifetime only by the Participant or his or her guardian or legal representative.
8.
Rights of Participant. This Award of RSUs does not entitle the Participant to any rights as a shareholder of the Company. This Award does not entitle the Participant to any ownership interest in any actual Shares unless and until such Shares are issued to the Participant. Since no property is transferred until the Shares are issued, the Participant acknowledges and agrees that the Participant cannot and will not attempt to make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, to include the fair market value of the RSUs in the Participant’s gross income for the taxable year of the grant of the Award.
9.
Discretion of Committee. The Compensation and Talent Management Committee of the Board, or any other committee of the Board to the extent designated by resolution of the Board (the “Committee”) shall have the power and authority to administer this Award in its sole discretion, subject to the terms of this Agreement. The Committee shall have the discretion to amend the terms of this Agreement, provided that the consent of the Participant must be obtained with respect to any amendment that would be detrimental to the Participant.
10.
No Registration; Restricted Securities. The Company has not registered the Shares subject to this Award pursuant to any federal or state securities law and has no obligation to do so. As a result, all Shares issued to the Participant pursuant to this Award will be “restricted securities” pursuant to SEC Rule 144, and the Participant will not be able to transfer or sell Shares issued pursuant to this Award unless exemptions from registration under applicable securities laws are available. The Participant agrees that any resale by him or her of the Shares issued pursuant to this Award will comply in all respects with the requirements of all applicable securities laws, rules, and regulations. The Company will not be obligated to either issue the Shares or permit the resale of any Shares if such issuance or resale would violate any such requirements.

11.
Requirements of Law. The grant of the Award shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies as may be required. No Shares shall be issued or transferred pursuant to this Agreement unless and until all legal requirements applicable to such issuance or transfer have, in the opinion of counsel to the Company, been complied with. In connection with any such issuance or transfer, the person acquiring the Shares shall, if requested by the Company, give assurances satisfactory to counsel to the Company in respect to such matters as the Company may deem desirable to assure compliance with all applicable legal requirements.
12.
No Right to Continued Employment. The grant of the Award to the Participant under this Agreement shall not be deemed to constitute a contract of employment between the Company and the Participant.

IN WITNESS WHEREOF, the undersigned has caused this Restricted Stock Unit Award Agreement to be executed as of the Grant Date.

NEOGEN CORPORATION

By:

Its:

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